Exhibit 1

Transactions in the Securities of the Issuer During the Past 60 Days

The following purchases were made on the open market, unless otherwise noted.

Date	Number of Shares	Price Per Share (EUR)
3/11/2026	250,000	4.4192
3/12/2026	125,000	4.3418
3/13/2026	250,000	4.1544
3/16/2026	105,699	4.1858
3/17/2026	33,610	4.3043
3/18/2026	120,000	4.3572
3/19/2026	140,407	4.2906
3/20/2026	220,000	4.3185
3/23/2026	36,719	4.0685
3/25/2026	1,233	4.3483
4/20/2026	32,720	5.4385
4/21/2026	104,702	5.6316
4/22/2026	40,964	5.6383